 Filed Pursuant to Rule 424(b)(7)
  Registration No. 333-229467
Prospectus Supplement
(To Prospectus dated February 1, 2019)
THE MARCUS CORPORATION

1,500,000 Shares of Common Stock

The selling shareholder named in this prospectus supplement is selling 1,500,000 shares of our common stock, $1.00 par value per share. We issued these shares to the selling shareholder in connection with the closing of our acquisition of the Movie Tavern in-theatre dining business (the “Movie Tavern Business”) on February 1, 2019.
The selling shareholder will receive all of the proceeds from the sale of the shares pursuant to this prospectus supplement and will pay all underwriting fees, discounts and commissions applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares by the selling shareholder. We have agreed to pay, on behalf of the selling shareholder, for all expenses related to this offering, other than the fees and expenses of counsel to the selling shareholder.
	Per Share	Total
Public offering price	$40.25	$60,375,000
Underwriting discount(1)	$0.42	$630,000
Proceeds, before expenses, to the selling shareholder	$39.83	$59,745,000

(1)
See “Underwriting” for a complete description of compensation payable to the underwriter.

The underwriter has the option to purchase within 30 days from the date of this prospectus supplement up to an additional 225,000 shares of our common stock from the selling shareholder.
Our common stock is traded on the New York Stock Exchange under the symbol “MCS.” The last reported sale price of our common stock on February 1, 2019 was $41.11 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-8 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the shares of our common stock to purchasers on or about February 6, 2019 through the book entry facilities of The Depository Trust Company.

Goldman Sachs & Co. LLC
The date of this prospectus supplement is February 4, 2019.

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless the context otherwise requires or as otherwise specifically stated, in this prospectus supplement, “we,” “us,” “our” and “ours” refer to The Marcus Corporation.
This prospectus supplement and accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933. Under this shelf registration process, the selling shareholder identified in this prospectus supplement may, from time to time, offer and sell shares of our common stock in one or more offerings or resales. This prospectus supplement contains specific information about the selling shareholder and the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The accompanying prospectus gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information contained and incorporated by reference in this prospectus supplement.
You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement, before deciding to invest in our common stock. You should not assume that the information in this prospectus supplement or the accompanying prospectus, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.
Neither we nor the selling shareholder has authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholder is not making offers to sell or solicitations to buy the shares of our common stock in any jurisdiction in which any such offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and any free writing prospectus, and the documents incorporated by reference in this prospectus supplement, the accompany prospectus and any free writing prospectus contain or may contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; (10) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders; and (11) our ability to timely and successfully integrate the Movie Tavern operations into our own circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this prospectus supplement and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before deciding whether to invest in our common stock. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q, as each may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, to determine whether an investment in our common stock is appropriate for you.
The Company
Founded in 1935, we are a lodging and entertainment company engaged primarily in two business segments: movie theatres and hotels and resorts. As of the date of this prospectus supplement and following the completion of our acquisition of the Movie Tavern Business, our theatre operations include 1,097 screens at 90 locations in 17 states, including one movie theatre with six screens in Wisconsin owned by a third party but managed by us. We also operate a family entertainment center, Funset Boulevard, that is adjacent to one of our theatres in Appleton, Wisconsin and own the Ronnie’s Plaza retail outlet in St. Louis, Missouri, an 84,000 square foot retail center featuring 21 shops and other businesses to which we lease retail space. We are currently the fourth largest theatre circuit in the United States. As of the date of this prospectus supplement, our hotels and resorts operations include eight owned and operated hotels and resorts in Wisconsin, Missouri, Illinois, Nebraska and Oklahoma. We also manage 13 hotels, resorts and other properties for third parties in Wisconsin, Minnesota, Texas, Nevada, Nebraska, North Carolina, and California. As of the date of this prospectus supplement, we own or manage approximately 5,300 hotel and resort rooms.
Recent Developments
Certain Preliminary Financial Results
Although our financial results for the fourth quarter and fiscal year ended December 27, 2018 are not yet finalized, based on currently available information, we expect to report the following financial results for our fourth quarter ended December 27, 2018:
•
Total revenues of approximately $175 million, a 5.7% increase from total revenues of $165.6 million for the fourth quarter of fiscal 2017.

•
Theatre admissions revenue growth in line with the industry, after adjusting for new theatres.

•
Net earnings attributable to The Marcus Corporation of  $7.8 million to $8.7 million and net earnings per diluted common share attributable to The Marcus Corporation of  $0.27 to $0.30. Net earnings attributable to The Marcus Corporation were $34.4 million and net earnings per diluted common share attributable to The Marcus Corporation were $1.21 for the fourth quarter of fiscal 2017.

•
Adjusted net earnings attributable to The Marcus Corporation of  $11.0 million to $11.8 million, an increase of 6.8% to 15.4% from Adjusted net earnings attributable to The Marcus Corporation of  $10.3 million for the fourth quarter of fiscal 2017.

•
Adjusted net earnings per diluted common share attributable to The Marcus Corporation of  $0.38 to $0.41, an increase of 5.6% to 13.9% from Adjusted net earnings per diluted common share attributable to The Marcus Corporation of  $0.36 for the fourth quarter of fiscal 2017.

•
Adjusted EBITDA of  $34.8 million to $36.0 million, a 7.0% to 10.7% increase from Adjusted EBITDA of  $32.5 million for the fourth quarter of fiscal 2017.

•
Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments we made to eliminate the favorable impact of certain nonrecurring reductions in deferred income taxes in the fourth quarter of fiscal 2018 and 2017, to eliminate the negative impact of certain nonrecurring acquisition and preopening expenses related to the Movie Tavern acquisition, as well as certain nonrecurring preopening expenses and accelerated depreciation expense related to the project currently underway to convert the former InterContinental Milwaukee hotel into Saint Kate, The Arts Hotel, in the fourth quarter of fiscal 2018, and to eliminate the favorable impact of a significant one-time gain related to the sale of an unconsolidated joint venture interest in the fourth quarter of fiscal 2017.

In addition, we expect to report the following financial results for our fiscal year ended December 27, 2018:
•
Total revenues of approximately $707 million, an 8.2% increase from total revenues of $653.6 million for fiscal 2017.

•
Theatre admissions revenue growth nearly two percentage points in excess of the industry, after adjusting for new theatres.

•
Net earnings attributable to The Marcus Corporation of  $52.5 million to $53.4 million and net earnings per diluted common share attributable to The Marcus Corporation of  $1.83 to $1.86. Net earnings attributable to The Marcus Corporation were $65.0 million and net earnings per diluted common share attributable to The Marcus Corporation were $2.29 for fiscal 2017.

•
Adjusted net earnings attributable to The Marcus Corporation of  $54.9 million to $55.8 million, an increase of 32.0% to 34.1% from Adjusted net earnings attributable to The Marcus Corporation of  $41.6 million for fiscal 2017.

•
Adjusted net earnings per diluted common share attributable to The Marcus Corporation of  $1.91 to $1.94, an increase of 30.8% to 32.9% from Adjusted net earnings per diluted common share attributable to The Marcus Corporation of  $1.46 for fiscal 2017.

•
Adjusted EBITDA of  $148.2 million to $149.4 million, an 11.7% to 12.6% increase from Adjusted EBITDA of  $132.7 million for fiscal 2017.

•
Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments we made to eliminate the favorable impact of certain nonrecurring reductions in deferred income taxes in fiscal 2018 and 2017, to eliminate the negative impact of certain nonrecurring acquisition and preopening expenses related to the Movie Tavern acquisition, as well as certain nonrecurring preopening expenses and accelerated depreciation expense related to the project currently underway to convert the former InterContinental Milwaukee hotel into Saint Kate, The Arts Hotel, in fiscal 2018, and to eliminate the favorable impact of a significant one-time gain related to the sale of an unconsolidated joint venture interest and the negative impact of certain preopening expenses in fiscal 2017.

The preliminary results set forth above are based on management’s initial review of our operations for the quarter and year ended December 27, 2018 and are subject to revision based upon our year-end closing procedures and the completion and external audit of our year-end financial statements. We have provided ranges, rather than specific amounts, for certain financial results above, primarily because the financial results discussed above are preliminary and remain subject to the completion of normal year-end accounting procedures and an external audit of our financial statements. Actual results may differ materially from these preliminary results as a result of the completion of year-end closing procedures, final adjustments and other developments arising between now and the time that our financial results are finalized. In addition, these preliminary results are not a comprehensive statement of our financial results for the fourth quarter or fiscal year ended December 27, 2018 and should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles. We plan to report completed fourth quarter and fiscal year 2018 financial results on February 21, 2019.

Non-GAAP Financial Measures
Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA (which are shown in the reconciliations below) have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define Adjusted net earnings attributable to The Marcus Corporation as net earnings attributable to The Marcus Corporation adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted net earnings per diluted common share attributable to The Marcus Corporation as Adjusted net earnings attributable to The Marcus Corporation divided by diluted weighted average shares outstanding. We define Adjusted EBITDA as net earnings attributable to The Marcus Corporation before investment income, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the tables below.
Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are key measures used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industries.
Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net earnings or diluted earnings per share as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net earnings attributable to The Marcus Corporation and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation, and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation and other adjustments. Our presentation of Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA differ among companies in our industries, and therefore our disclosed Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA may not be comparable to the measures disclosed by other companies.

The reconciliation of estimated Adjusted net earnings attributable to The Marcus Corporation and Adjusted net earnings per diluted common share attributable to The Marcus Corporation for the fourth quarter and fiscal year ended December 27, 2018 and fourth quarter and fiscal year ended December 28, 2017 is set forth in the table as follows:
Reconciliation of Adjusted net earnings and Adjusted net earnings per diluted common share
(in thousands, except per share data)	13 Weeks Ended December 27, 2018 Estimated		13 Weeks Ended Dec. 28, 2017	52 Weeks Ended December 27, 2018 Estimated		52 Weeks Ended Dec. 28, 2017
	Low	High	Actual	Low	High	Actual
Net earnings attributable to The Marcus Corporation	$7,843	$8,720	$34,441	$52,514	$53,391	$64,996
Add (deduct):
Reduction in deferred income taxes(a)	(1,209)	(1,209)	(21,240)	(1,947)	(1,947)	(21,240)
Gain on sale of interest in joint venture(b)	—	—	(4,875)	—	—	(4,875)
Acquisition/preopening expenses – theatres(c)	1,674	1,674	—	1,674	1,674	787
Preopening expenses – hotels(d)	524	524	—	524	524	476
Accelerated depreciation(e)	3,735	3,735	—	3,735	3,735	—
Tax impact of adjustments to net earnings(f)	(1,596)	(1,596)	1,945	(1,596)	(1,596)	1,441
Adjusted net earnings attributable to The Marcus Corporation	$10,971	$11,848	$10,271	$54,904	$55,781	$41,585
Weighted ave. shares outstanding - diluted	28,949	28,949	28,385	28,713	28,713	28,403
Net earnings per diluted common share attributable to The Marcus Corporation	$0.27	$0.30	$1.21	1.83	$1.86	$2.29
Adjusted net earnings per diluted common share attributable to The Marcus Corporation	$0.38,	$0.41	$0.36	$1.91	$1.94	$1.46

(a)
Reflects nonrecurring reductions in deferred income taxes related to the reduced federal income tax rate and a tax accounting method change made as a result of the Tax Cuts and Jobs Act of 2017.

(b)
Reflects a nonrecurring gain on the sale of our 11% minority interest in The Westin® Atlanta Perimeter North.

(c)
Acquisition and preopening costs incurred related to the Movie Tavern acquisition in 2018 and two new theatres in 2017.

(d)
Preopening costs incurred related to the conversion of the InterContinental Milwaukee into Saint Kate, The Arts Hotel in 2018 and the opening of the SafeHouse® Chicago in 2017.

(e)
Reflects nonrecurring accelerated depreciation expense on InterContinental Milwaukee assets to be disposed of in connection with the conversion of this hotel into Saint Kate, The Arts Hotel.

(f)
Represents the tax effect related to adjustments (b),(c), (d) and (e) to net earnings, calculated using statutory tax rates of 26.9% for the fiscal 2018 periods and 39.9% for the fiscal 2017 periods.

The reconciliation of estimated net earnings attributable to The Marcus Corporation to estimated Adjusted EBITDA for the fourth quarter and fiscal year ended December 27, 2018 and fourth quarter and fiscal year ended December 28, 2017 is set forth in the table as follows:
Reconciliation of Net earnings to Adjusted EBITDA
(in thousands)	13 Weeks Ended December 27, 2018 Estimated		13 Weeks Ended Dec. 28, 2017	52 Weeks Ended December 27, 2018 Estimated		52 Weeks Ended Dec. 28, 2017
	Low	High	Actual	Low	High	Actual
Net earnings attributable to The Marcus Corporation	$7,843	$8,720	$34,441	$52,514	$53,391	$64,996
Add (deduct):
Investment (income) loss	225	225	(359)	(208)	(208)	(588)
Interest expense	3,079	3,079	2,646	13,079	13,079	12,100
Other expense	496	496	428	1,985	1,985	1,712
(Gain) loss on disposition of property, equipment and other assets	575	575	(4,401)	1,342	1,342	(3,981)
Equity (earnings) losses from unconsolidated joint ventures, net	681	681	29	399	399	(46)
Net earnings (loss) attributable to noncontrolling interests	4	4	(16)	74	74	(511)
Income tax expense (benefit)	550	873	(14,946)	12,804	13,127	3,625
Depreciation and amortization	18,443	18,443	14,175	61,342	61,342	51,719
Share-based compensation expenses(a)	741	741	544	2,691	2,691	2,411
Acquisition/preopening expenses – theatres(b)	1,674	1,674	—	1,674	1,674	787
Preopening expenses – hotels(c)	524	524	—	524	524	476
Adjusted EBITDA	$34,835	$36,035	$32,541	$148,220	$149,420	$132,700

(a)
Non-cash charges related to share-based compensation programs.

(b)
Acquisition and preopening costs incurred related to the Movie Tavern acquisition in 2018 and two new theatres in 2017.

(c)
Preopening costs incurred related to the conversion of the InterContinental Milwaukee into Saint Kate, The Arts Hotel in 2018 and the opening of the SafeHouse Chicago in 2017.

Movie Tavern Transaction
On November 1, 2018, we and our indirect wholly-owned subsidiaries, MMT Texny, LLC and MMT Lapagava, LLC, entered into an Asset Purchase Agreement (as amended, the “Purchase Agreement”) with VSS-Southern Theatres LLC, Movie Tavern, Inc., Movie Tavern Theatres, LLC and TGS Beverage Company, LLC pursuant to which we agreed to acquire the Movie Tavern Business. On February 1, 2019, we completed our acquisition of the Movie Tavern Business. As part of the purchase price for the Movie Tavern Business, we issued 2,450,000 shares of our common stock to the selling shareholder (the “Movie Tavern Shares”), 157,056 of which have been placed in escrow to secure certain post-closing indemnification obligations under the Purchase Agreement. Pursuant to a Shareholders’ Agreement (the “Shareholders’ Agreement”) that we entered into with the selling shareholder on February 1, 2019 in connection with the closing of our acquisition of the Movie Tavern Business, we agreed to register the Movie Tavern Shares for resale. The shares of our common stock being offered by the selling shareholder in this offering consists of a portion of the Movie Tavern Shares.

Corporate Information
Our headquarters are located at 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202, and our telephone number is (414) 905-1000. Our website address www.marcuscorp.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus supplement or the accompanying prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or the accompanying prospectus, or in deciding whether to purchase our common stock.

The Offering
Common stock offered by the selling shareholder:
1,500,000 shares (or 1,725,000 shares if the underwriter exercises in full its option to purchase additional shares)
Common stock outstanding before this offering:
22,669,538 shares
Common stock to be outstanding immediately after this offering:
22,669,538 shares
Use of proceeds:
The selling shareholder will receive all of the proceeds, after deducting underwriting discounts, from this offering. We will not receive any proceeds from this offering.
Risk factors:
See “Risk Factors” on page S-8 and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus for a discussion of factors you should carefully consider before you decide to invest in our common stock.
Listing and symbol:
Our common stock is traded on the New York Stock Exchange under the symbol “MCS.”
Unless otherwise indicated, information in this prospectus supplement assumes the underwriter has not exercised its option to purchase additional shares in this offering.
The number of shares of our common stock outstanding before, and to be outstanding immediately after, completion of this offering is based on 22,669,538 shares of our common stock outstanding as of February 1, 2019, and excludes:
•
8,137,372 shares of our common stock issuable upon the conversion of all outstanding shares of our Class B common stock;

•
1,442,275 shares of our common stock issuable upon the exercise of outstanding stock options under our 2004 Equity and Incentive Awards Plan at a weighted average exercise price of  $21.26; and

•
155,895 shares of our common stock issuable upon the vesting of restricted stock under our 2004 Equity and Incentive Awards Plan at a weighted average exercise price of  $18.98.

RISK FACTORS
Investing in our common stock involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. In particular, you should consider the risk factors under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.
USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder. All of the shares of our common stock offered by the selling shareholder pursuant to this prospectus supplement will be sold by the selling shareholder for its own account. Pursuant to the Shareholders’ Agreement, we have agreed to pay certain expenses of the selling shareholder related to this offering. The selling shareholder will pay all applicable underwriting fees, discounts and commissions.

SELLING SHAREHOLDER
The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 1, 2019 by the selling shareholder. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
The percentage of beneficial ownership is based upon the 22,669,538 shares of our common stock outstanding as of February 1, 2019. To our knowledge, except as set forth in the footnotes to this table, the selling shareholder has sole voting and investment power with respect to the shares set forth in the following table. The address of the selling shareholder is: 390 Park Avenue, 13th Floor, New York, NY 10022.
	Shares beneficially owned prior to this offering		Number of Shares Being Offered	Shares beneficially owned after this offering assuming no exercise of the underwriter’s option		Number of additional shares offered if underwriter’s option is exercised in full	Shares beneficially owned after this offering assuming full exercise of the underwriter’s option
Name and address of beneficial owner	Number	Percentage		Number	Percentage		Number	Percentage
Southern Margin Loan SPV LLC(1)	2,450,000	10.81%	1,500,000	950,000	4.19%	225,000	725,000	3.20%

(1)
Upon the completion of our acquisition of the Movie Tavern Business on February 1, 2019, we issued 2,450,000 shares of our common stock to the selling shareholder, 157,056 of which have been placed in escrow to secure certain post-closing indemnification obligations under the Purchase Agreement.

UNDERWRITING
The selling shareholder is offering the shares of our common stock described in this prospectus supplement to the underwriter. We and the selling shareholder have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the selling shareholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholder, the number of shares of common stock listed next to its name in the following table at a price of  $39.83 per share, which will result in $59,745,000 of aggregate proceeds to the selling shareholder before expenses:
Name	Number of Shares
Goldman Sachs & Co. LLC	1,500,000
The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.
The underwriter has advised us that it proposes initially to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the initial public offering price, concession and any other selling terms may be changed by the underwriter. In connection with the sale of the common stock offered hereby, the underwriter may be deemed to have received compensation in the form of an underwriting discount. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter or purchasers of shares for whom they may act as agents or to whom they may sell as principal. Sales of shares made outside of the United States may be made by affiliates of the underwriter. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.
The underwriter has an option to buy up to 225,000 additional shares of our common stock from the selling shareholder to cover sales of such shares by the underwriter which exceed the number of shares specified in the table above. The underwriter has 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares of our common stock. If any additional shares of our common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares of our common stock are being offered.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling shareholder per share of common stock. The underwriting fee is $0.42 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling shareholder assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.
	Paid by the selling shareholder
	Without exercise of option to purchase additional shares	With full exercise of option to purchase additional shares
Per share	$0.42	$0.42
Total	$630,000	$724,500
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, our legal and accounting expenses and transfer agent and registrar expenses, but excluding the underwriting discounts and commissions, will be approximately $450,000. We have agreed to pay, on behalf of the selling shareholder, for all of these expenses, other than the fees and expenses of counsel to the selling shareholder.

A prospectus in electronic format may be made available on a website maintained by the underwriter. The underwriter may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the underwriter for a period of 45 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing incentive plans.
Our executive officers and directors and the selling shareholder have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, subject to certain exceptions, for a period of 45 days after the date of this prospectus supplement, may not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such executive officers, directors and selling shareholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.
We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we and the selling shareholder will contribute to the payments the underwriter may be required to make in respect of those liabilities.
Our common stock is listed on the New York Stock Exchange under the symbol “MCS”.
In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares of our common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its option to purchase additional shares of our common stock, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through its option to purchase additional shares of our common stock. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.
The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the underwriter purchases common stock in the open market in stabilizing transactions or to cover short sales, the underwriter can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Other Relationships
The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
The underwriter and certain of its affiliates may have provided in the past to us and our affiliates and may provide from time to time in the future to us and our affiliates certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they may have received and may continue to receive customary fees and commissions. Furthermore, from time to time, the underwriter and certain of its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area
The shares of our common stock offered by this prospectus are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling our shares of common stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares of our common stock offered by this prospectus or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of shares of our common stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of our common stock. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.
United Kingdom
The underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong
The shares of our common stock offered by this prospectus supplement have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong), other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock offered by this prospectus supplement may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Solely for the purposes of our obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in Regulation 3(b) of the Securities and Futures (Capital Markets Products) Regulations 2018 (the “SF (CMP) Regulations”), that the shares are “prescribed capital markets products” (as defined in the SF (CMP) Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of our common stock offered by this prospectus supplement.
Accordingly, the shares of our common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”). Any offer in Australia of the shares of our common stock offered by this prospectus supplement may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act. The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Switzerland
The shares of our common stock offered by this prospectus supplement may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us or the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and any offers of shares of our common stock have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “CISA.” The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
China
This prospectus supplement does not constitute a public offer of shares of our common stock, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
United Arab Emirates
The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
LEGAL MATTERS
The validity of the shares of our common stock offered pursuant to this prospectus supplement, the accompanying prospectus and any free writing prospectus will be passed upon for us and the selling shareholder by Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cravath, Swaine & Moore LLP. Certain legal matters in connection with this offering will be passed upon for the selling shareholder by Ropes & Gray LLP.

EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference from The Marcus Corporation’s Annual Report on Form 10-K and the effectiveness of The Marcus Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-12604). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the shares of our common stock offered pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement, but do not contain all of the information included in the registration statement or the exhibits to the registration statement. The SEC maintains a website, www.sec.gov, that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may review the registration statement and any other document we file on the SEC’s website or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on our website, www.marcuscorp.com.
We are “incorporating by reference” in this prospectus supplement and the accompanying prospectus specified documents that we file with the SEC, which means:
•
incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•
we are disclosing important information to you by referring you to those documents; and

•
information we file with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless we specified in such report, is not incorporated by reference in this prospectus supplement.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the end of the offering of shares of our common stock pursuant to this prospectus supplement:
•
our annual report on Form 10-K for the fiscal year ended December 28, 2017;

•
our quarterly reports on Form 10-Q for the quarterly periods ended March 29, 2018, June 28, 2018 and September 27, 2018;

•
our current reports on Form 8-K dated May 8, 2018, November 1, 2018 and February 1, 2019 (in each instance excluding information furnished under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit); and

•
the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, dated November 18, 1993, and any amendment or report updating that description.

As we disclosed in Note 1 to our fiscal 2018 first, second and third quarter interim consolidated financial statements (“Note 1”) filed with our quarterly reports on Form 10-Q for the quarterly periods ended March 29, 2018, June 28, 2018 and September 27, 2018, we began presenting cost reimbursements and reimbursed costs on a gross basis and retrospectively adopted Accounting Standards Update (ASU) No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Benefit Cost, which resulted in certain adjustments to revenues, costs, expenses, and other expenses previously reported in our consolidated statement of earnings filed with our annual report on Form 10-K for the fiscal year ended December 28, 2017 for each of the two years in the period ended December 28, 2017, for the 31-week period ended December 31, 2015 and for the year ended May 28, 2015. As also disclosed in Note 1, we also retrospectively adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230) — Restricted Cash, which resulted in certain adjustments in our consolidated statement of cash flows filed with our annual report on Form 10-K for the fiscal year ended December 28, 2017 for each of the two years in the period ended December 28, 2017, for the 31-week period ended December 31, 2015 and for the year ended May 28, 2015. Exhibit 99.1 to the registration statement of which this prospectus supplement and the accompany prospectus form a part updates the information in our consolidated statement of earnings and our consolidated statement of cash flows filed with our annual report on Form 10-K for the fiscal year ended December 28, 2017 to reflect the retrospective adjustments.
We will provide you with copies of these filings, and any exhibits specifically incorporated by reference in these filings, at no cost to you. We will provide you with copies of exhibits to these filings that are not specifically incorporated by reference in the filings upon advance payment of a fee of  $0.25 per page, plus mailing expenses. You may request copies by writing to or telephoning us at our principal executive offices:
The Marcus Corporation
Attn: Secretary
100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202
(414) 905-1000
You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus, nor any of the information we file or previously filed with the SEC that we incorporate by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus
THE MARCUS CORPORATION

2,450,000 Shares of Common Stock

This prospectus relates to the offer and sale of up to 2,450,000 shares of our common stock by the selling shareholder named in this prospectus. On February 1, 2019, we closed on our previously announced acquisition of the Movie Tavern in-theatre dining business (the “Movie Tavern Business”). As part of the purchase price for the Movie Tavern Business, we issued 2,450,000 shares of our common stock to the selling shareholder on February 1, 2019.
The selling shareholder may sell shares of our common stock through public or private transactions, at market prices prevailing at the time of sale or at negotiated prices, either directly to purchasers in a block trade or through one or more underwriters, who may receive compensation in the form of fees, discounts or commissions. We provide more information about how the selling shareholder may sell our shares of common stock in the section of this prospectus entitled “Plan of Distribution.” When the selling shareholder sells shares of our common stock, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. You should read this prospectus, any related prospectus supplement and any other offering material carefully before you invest.
We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder. We may bear a portion of the expenses related to the offering of shares of our common stock, provided that the selling shareholder will pay any applicable underwriting fees, discounts or commissions.
Our common stock is traded on the New York Stock Exchange under the symbol “MCS.”
Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 1, 2019.

i

ABOUT THIS PROSPECTUS
Unless the context otherwise requires or as otherwise specifically stated, in this prospectus, “we,” “us,” “our” and “ours” refer to The Marcus Corporation.
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933. Under this shelf registration process, the selling shareholder may, from time to time, offer and sell shares of our common stock in one or more offerings or resales in amounts, at prices and on terms that will be determined at the time of the offering.
This prospectus provides you with a general description of the shares of our common stock the selling shareholder may offer. Each time the selling shareholder offers shares of our common stock, the selling shareholder is required to provide you with this prospectus, and in certain cases, a prospectus supplement. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any underwriters, broker-dealers or agents involved in the sale of the shares of our common stock. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.
You should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” You should not assume that the information in this prospectus or any applicable prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any applicable prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor the selling shareholder has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder will not make an offer to sell or solicitation to buy the shares of our common stock in any jurisdiction in which any such offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement contain or may contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; (10) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders; and (11) our ability to timely and successfully integrate the Movie Tavern operations into our own circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE COMPANY
Founded in 1935, we are a lodging and entertainment company engaged primarily in two business segments: movie theatres and hotels and resorts. As of the date of this prospectus and following the completion of our acquisition of the Movie Tavern Business, our theatre operations include 1,097 screens at 90 locations in 17 states, including one movie theatre with six screens in Wisconsin owned by a third party but managed by us. We also operate a family entertainment center, Funset Boulevard, that is adjacent to one of our theatres in Appleton, Wisconsin and own the Ronnie’s Plaza retail outlet in St. Louis, Missouri, an 84,000 square foot retail center featuring 21 shops and other businesses to which we lease retail space. We are currently the fourth largest theatre circuit in the United States. As of the date of this prospectus, our hotels and resorts operations include eight owned and operated hotels and resorts in Wisconsin, Missouri, Illinois, Nebraska and Oklahoma. We also manage 13 hotels, resorts and other properties for third parties in Wisconsin, Minnesota, Texas, Nevada, Nebraska, North Carolina, and California. As of the date of this prospectus, we own or manage approximately 5,300 hotel and resort rooms.
Our headquarters are located at 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202, and our telephone number is (414) 905-1000.

RISK FACTORS
Investing in our common stock involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and in any applicable prospectus supplement. In particular, you should consider the risk factors under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and our most recent Quarterly Reports on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.

USE OF PROCEEDS
Unless otherwise described in any applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by the selling shareholder. All of the shares of our common stock offered by the selling shareholder pursuant to this prospectus and any applicable prospectus supplement will be sold by the selling shareholder for its own account. We may bear a portion of the expenses of the offering of common stock by the selling shareholder, provided that the selling shareholder will pay any applicable underwriting fees, discounts or commissions.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”
General
Our authorized capital stock consists of 50,000,000 shares of common stock, $1.00 par value per share, 33,000,000 shares of class B common stock, $1.00 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of February 1, 2019, there were 22,665,458 shares of common stock and 8,137,372 shares of class B common stock outstanding. We will disclose in any applicable prospectus supplement and/or other offering material the number of shares of our common stock and class B common stock then outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.
Comparison of Common Stock and Class B Common Stock
The following table compares our common stock and class B common stock.
	Common Stock	Class B Common Stock
Voting rights per share	1	10
Cash dividend rights per share	110% of any cash dividend paid on class B common stock (subject to rounding)	In an amount as may be determined by our board of directors
Transferability	Freely transferable*	May only be transferred to permitted transferees (as described below)*
Conversion rights	None	Share-for-share into common stock at the option of the holder**
Liquidation rights	Same as class B common stock	Pro rata sharing of assets remaining after payment of all liabilities and preferred stock claims (if any)
Preemptive rights	None	None
Redemption rights	None	None
Sinking fund rights	None	None

*
Subject to applicable federal and state securities law restrictions.

**
Automatically converts into common stock if total outstanding shares of class B common stock becomes less than 2% of the aggregate number of outstanding shares of common stock and class B common stock.

Holders of class B common stock are entitled to ten votes per share on all matters brought before a vote of our shareholders and holders of common stock are entitled to one vote per share on all such matters. Both classes vote as a single class on all such matters, unless otherwise required by law. Voting rights are not cumulative.
Holders of our common stock are entitled (subject to rounding) to 110% of any cash dividends per share declared by our board of directors to be payable with respect to our class B common stock (but not with respect to distributions in partial or complete liquidation of us or one or more of our subsidiaries). The declaration and payment of cash dividends are solely within the discretion of our board of directors. If cash dividends are not paid on the class B common stock for any reason whatsoever, then the holders of common stock are not entitled to any cash dividends. Holders of our preferred stock, if any, are entitled to receive dividends at the rate fixed by our board of directors, payable when and as declared, in preference to the holders of our common stock and class B common stock.
Holders of common stock have the same rights as holders of class B common stock with respect to stock dividends, stock splits and non-cash distributions, except that in the event of a stock dividend or stock split payable other than in preferred stock, only common stock can be distributed with respect to outstanding shares of common stock and only class B common stock can be distributed with respect to outstanding shares of class B common stock.
Shares of class B common stock are not transferable except to limited permitted transferees, including: (i) the beneficial owner of the class B common stock; (ii) the beneficial owner’s spouse; (iii) any parent and any lineal descendant (including any adopted child) of any parent of the beneficial owner or of the beneficial owner’s spouse; (iv) any trustee, guardian or custodian for, or any executor, administrator or other legal representative of the estate of, any of the foregoing individuals; (v) the trustee of a trust (including a voting trust) principally for the benefit of the beneficial owner; and (vi) any corporation, partnership or other entity if a majority of the beneficial ownership of the corporation, partnership or other entity is held by the beneficial owner of the class B common stock and/or any of the foregoing individuals. If a holder of class B common stock wishes to sell or otherwise transfer class B common stock to a person other than a permitted transferee listed in clauses (i) through (vi) of the previous sentence, then the holder must first convert the class B common stock into common stock and then may proceed with the transfer. The conversion of class B common stock into common stock is an irrevocable act and, once taken, the shares of common stock cannot be reconverted into class B common stock. Our articles of incorporation impose no restrictions on the transferability of shares of common stock.
Holders of common stock have no conversion privileges. The shares of class B common stock are convertible at the option of the holder, at any time or from time to time, into shares of common stock on a share-for-share basis. Additionally, the outstanding shares of class B common stock will be automatically converted into common stock on a share-for-share basis if, at any time, the total outstanding shares of class B common stock fall below 2% of the aggregate outstanding shares of common stock and class B common stock. We are required to reserve and keep available for issuance enough authorized but unissued shares of common stock to satisfy the share issuance requirements upon conversion of all outstanding shares of class B common stock.
There are no restrictions (other than obtaining the requisite corporate approval) on additional issuances of shares of common stock by us up to the number of then available authorized shares. However, we may not issue any additional shares of class B common stock (other than pursuant to stock dividends and stock splits as described above) without the approval of a majority of the votes represented by the outstanding shares of common stock and class B common stock, voting together as a single class.
Holders of common stock and class B common stock are entitled to share equally on a pro rata basis (based on the number of shares held compared to the aggregate number of outstanding shares of common stock and class B common stock) in all payments or distributions made to such holders upon our liquidation, dissolution or winding up. Holders of preferred stock, if any, would be entitled to receive the payments and distributions specified by our board of directors prior to the issuance of the preferred stock (plus accrued but unpaid dividends in the case of preferred stock entitled to cumulative dividends) before any payment or distribution is made to holders of common stock and class B common stock upon our liquidation, dissolution or winding up.
Holders of common stock and class B common stock have no redemption privileges, preemptive rights or sinking fund rights.
The outstanding shares of common stock and class B common stock are fully paid and nonassessable.
Preferred Stock
Our board of directors is authorized to issue our preferred stock in one or more series and to fix the relative powers, preferences and rights, and the qualifications, limitations and restrictions, of any series with respect to voting rights; the rate of dividend and other dividend terms; the price, terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of shares; and the terms and conditions on which shares may be converted.
It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock or class B common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
•
restricting dividends on the common stock and class B common stock;

•
diluting the voting power of the common stock and class B common stock;

•
impairing the liquidation rights of the common stock and class B common stock; and

•
delaying or preventing a change in control of our company.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and Bylaws
Provisions of Wisconsin law have certain anti-takeover effects. Our articles of incorporation and bylaws also contain provisions that may have similar effects.
Wisconsin Anti-Takeover Statute
Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law, or the “WBCL,” restrict a broad range of business combinations between a Wisconsin corporation and an “interested stockholder” for a period of three years unless specified conditions are met. The WBCL defines a “business combination” as including certain mergers or share exchanges, sales of assets, issuances of stock or rights to purchase stock and other related party transactions. An “interested stockholder” is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested stockholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested stockholder unless the corporation’s board of directors approved the business combination or the acquisition of the stock by the interested stockholder prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:
•
the board of directors approved the acquisition of the stock prior to the acquisition date;

•
the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder;

•
the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount; or

•
the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1130 to 180.1133 of the WBCL govern certain mergers or share exchanges between public Wisconsin corporations and significant shareholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory “fair price.” Section 180.1130 of the WBCL generally defines a “significant shareholder” as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the corporation who beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years.
Section 180.1150 of the WBCL provides that in particular circumstances the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the voting power is limited to 10% of the voting power these excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of the restoration. This voting restriction does not apply to shares acquired directly from the corporation.

Section 180.1134 of the WBCL requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation’s stock. Shareholder approval is required for the acquisition of more than 5% of the corporation’s stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.
In addition to the anti-takeover provisions described above, various provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have anti-takeover effects.
Disparate Voting Power and Limited Transferability of Class B Shares
Our class B common stock has ten votes per share, while our common stock has one vote per share. As of February 1, 2019, shares of class B common stock constituted about 26% of our aggregate shares of outstanding common stock and class B common stock and about 78% of our total outstanding voting power. As a result, our capital structure may deter a potential change in control because our voting power is concentrated in our class B common stock.
These shares of class B common stock cannot be transferred at any time except for transfers to limited permitted transferees, including:
•
the beneficial owner of the class B common stock or the beneficial owner’s spouse;

•
the parent and any lineal descendant (including any adopted child) of any parent of the beneficial owner or of the beneficial owner’s spouse;

•
any trustee, guardian or custodian for, or any executor, administrator or other legal representative of the estate of, any of the foregoing individuals;

•
the trustee of a trust (including a voting trust) principally for the benefit of the beneficial owner; and

•
any corporation, partnership or other entity if a majority of the beneficial ownership of the corporation, partnership or other entity is held by the beneficial owner of the class B common stock and/or any of the foregoing individuals.

Any attempted transfer of our class B shares in violation of our articles of incorporation will be void. These restrictions on transfer of our class B common stock have the effect of preventing potential acquirors from obtaining voting control in a transaction not approved by our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the common stock. As a result, these provisions may be a deterrent to a potential acquisition transaction.
No Cumulative Voting
The WBCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.
Advance Notice Requirements for Shareholder Proposals and Director Nominations; Procedures for Calling a Special Meeting
Our bylaws provide that shareholders seeking to nominate persons for election to our board of directors or to bring business before an annual meeting must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice must be received no later than the earlier of  (i) 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting and (ii) the later of  (A) the 70th day prior to the current year annual meeting and (B) the 10th day after the day on which the current year annual meeting is publicly announced. The bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Our bylaws also establish a procedure which shareholders seeking to call a special meeting of shareholders must follow. Our president must call a special meeting only if holders of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at that meeting submit a valid written demand to the corporate secretary. To be valid, a written demand must set forth, among other things, the specific purpose or purposes for which the special meeting is to be held and information about each shareholder demanding the meeting. In addition, shareholders demanding a special meeting must deliver a written agreement to pay the costs incurred by us in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation of proxies, in the event such shareholders are unsuccessful in their proxy solicitation. We may engage an independent inspector of elections to act as our agent for reviewing the validity of a shareholder demand for a special meeting.
Authorized But Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We could use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and issuances under employee benefit plans. Additionally, we could issue a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based on its judgment as to the best interests of our company and our shareholders. The board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the common stock.
Amendments to Articles of Incorporation
The WBCL allows us to amend our articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles of incorporation or to delete a provision that is not required to be included in the articles of incorporation. The board can propose one or more amendments for submission to shareholders and may condition its submission of the proposed amendment on any basis if it provides certain notice and includes certain information regarding the proposed amendment in that notice.
Preemptive Rights
No holder of our common stock has any preemptive or subscription rights to acquire shares of our common stock.

SELLING SHAREHOLDER
On November 1, 2018, we and our indirect wholly-owned subsidiaries, MMT Texny, LLC and MMT Lapagava, LLC, entered into an Asset Purchase Agreement (as amended, the “Purchase Agreement”) with VSS-Southern Theatres LLC, Movie Tavern, Inc., Movie Tavern Theatres, LLC and TGS Beverage Company, LLC pursuant to which we agreed to acquire the Movie Tavern Business. On February 1, 2019, we completed our acquisition of the Movie Tavern Business. As part of the purchase price for the Movie Tavern Business, we issued 2,450,000 shares of our common stock to the selling shareholder, 157,056 of which have been placed in escrow to secure certain post-closing indemnification obligations under the Purchase Agreement. Pursuant to a Shareholders’ Agreement that we entered into with the selling shareholder on February 1, 2019 (the “Shareholders’ Agreement”) in connection with the closing of our acquisition of the Movie Tavern Business, we agreed to register the shares of our common stock issued to the selling shareholder.
The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date hereof by the selling shareholder. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
The percentage of beneficial ownership is based upon the 22,665,458 shares of our common stock outstanding as of the date hereof. To our knowledge, except as set forth in the footnotes to this table, the selling shareholder has sole voting and investment power with respect to the shares set forth in the following table. The address of the selling shareholder is: 390 Park Avenue, 13th Floor, New York, NY 10022.
	Shares Beneficially Owned Before and After this Offering
Name and address of beneficial owner	Shares Beneficially Owned Before this Offering	Percentage of Shares Beneficially Owned	Number of Shares Being Offered	Shares Beneficially Owned After this Offering	Percentage of Shares Beneficially Owned After this Offering
Southern Margin Loan SPV LLC(1)	2,450,000	10.81%	2,450,000	—	—

(1)
Includes 157,056 shares of our common stock placed into escrow to secure certain post-closing indemnification obligations under the Purchase Agreement.

PLAN OF DISTRIBUTION
Pursuant to the Shareholders’ Agreement described above under “Selling Shareholder,” the selling shareholder may sell all or a portion of the shares of our common stock offered hereby from time to time either directly to purchasers in one or more block trades with a purchase price (after giving effect to any discounts) greater than $200,000 or through one or more underwriters. If the shares of common stock are sold through an underwriter, the underwriter may offer and sell or otherwise dispose of the shares of common stock from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. If the selling shareholder effects such transactions by selling shares of our common stock to or through an underwriter, such underwriter may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters may be in excess of those customary in the types of transactions involved).
Additionally, pursuant to the Shareholders’ Agreement, the selling shareholder may pledge or grant a security interest in some or all of the shares of our common stock owned by it to secure its obligations with third parties (the obligations of the selling shareholder that are secured by the shares of our common stock owned by it being hereinafter referred to as “Secured Obligations”). If the selling shareholder defaults in the performance of any of its Secured Obligations, each of the pledgees or secured parties may offer and sell the shares of our common stock consequently transferred to them from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling shareholders to include each such pledgee or secured party as selling shareholders under this prospectus.
To the extent required by the Securities Act of 1933 and the rules and regulations thereunder, the selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of shares of our common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the specific terms of any lock-up provisions, the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that the selling shareholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.
Once sold under the registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will pass upon the validity of the securities offered pursuant to this prospectus and any prospectus supplements and/or other offering materials. The opinion of Foley & Lardner LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinion of Foley & Lardner LLP may be subject to other conditions and assumptions, as indicated in any prospectus supplements and/or other offering materials.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from The Marcus Corporation’s Annual Report on Form 10-K and the effectiveness of The Marcus Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-12604). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the shares of our common stock offered pursuant to this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. The SEC maintains a website, www.sec.gov, that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may review the registration statement and any other document we file on the SEC’s website or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on our website, www.marcuscorp.com.
We are “incorporating by reference” specified documents that we file with the SEC, which means:
•
incorporated documents are considered part of this prospectus;

•
we are disclosing important information to you by referring you to those documents; and

•
information we file with the SEC will automatically update and supersede information contained in this prospectus.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless we specified in such report, is not incorporated by reference in this prospectus supplement.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of shares of our common stock pursuant to this prospectus:
•
our annual report on Form 10-K for the fiscal year ended December 28, 2017;

•
our quarterly reports on Form 10-Q for the quarterly periods ended March 29, 2018, June 28, 2018 and September 27, 2018;

•
our current reports on Form 8-K dated May 8, 2018 and November 1, 2018 (in each instance excluding information furnished under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit); and

•
the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, dated November 18, 1993, and any amendment or report updating that description.

As we disclosed in Note 1 to our fiscal 2018 first, second and third quarter interim consolidated financial statements (“Note 1”) filed with our quarterly reports on Form 10-Q for the quarterly periods ended March 29, 2018, June 28, 2018 and September 27, 2018, we began presenting cost reimbursements and reimbursed costs on a gross basis and retrospectively adopted Accounting Standards Update (ASU) No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Benefit Cost, which resulted in certain adjustments to revenues, costs, expenses, and other expenses previously reported in our consolidated statement of earnings filed with our annual report on Form 10-K for the fiscal year ended December 28, 2017, for each of the two years in the period ended December 28, 2017, for the 31 week period ended December 31, 2015 and for the year ended May 28, 2015. As also disclosed in Note 1, we also retrospectively adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230) — Restricted Cash, which resulted in certain adjustments in our consolidated statement of cash flows filed with our annual report on Form 10-K for the fiscal year ended December 28, 2017, for each of the two years in the period ended December 28, 2017, for the 31 week period ended December 31, 2015 and for the year ended May 28, 2015. Exhibit 99.1 to the registration statement of which this prospectus forms a part updates the information in our consolidated statement of earnings and our consolidated statement of cash flows filed with our annual report on Form 10-K for the fiscal year ended December 28, 2017 to reflect the retrospective adjustments.
We will provide you with copies of these filings, and any exhibits specifically incorporated by reference in these filings, at no cost to you. We will provide you with copies of exhibits to these filings that are not specifically incorporated by reference in the filings upon advance payment of a fee of  $0.25 per page, plus mailing expenses. You may request copies by writing to or telephoning us at our principal executive offices:
The Marcus Corporation
Attn: Secretary
100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202
(414) 905-1000
You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE MARCUS CORPORATION

1,500,000 Shares of Common Stock

Prospectus Supplement

Goldman Sachs & Co. LLC
February 4, 2019